Exhibit 8

                           WEIL, GOTSHAL & MANGES LLP
                         A LIMITED LIABILITY PARTNERSHIP
                       INCLUDING PROFESSIONAL CORPORATIONS
                                767 FIFTH AVENUE
                               NEW YORK, NY 10153
                                  212-310-8000
                               (FAX) 212-310-8007


                                 August 26, 1998



The Bear Stearns Companies Inc.
245 Park Avenue
New York, New York 10167

Ladies and Gentlemen:

            We have acted as United States tax counsel to The Bear Stearns Companies Inc. (the "Company") in connection with its Medium Term Note Program pursuant to which the Company may from time to time issue Medium Term Notes, Series B (the "Notes") in an aggregate principal amount at any one time outstanding of up to an aggregate principal amount of U.S. $7,315,045,162 (or an equivalent amount in other currencies).

            In formulating our opinion as to the matters of certified, we have examined such documents as we have deemed appropriate, including the Prospectus Supplement dated August 26, 1998 ("Prospectus Supplement") to the Prospectus dated August 26, 1998 ("Prospectus"). Also, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of the Company.

            The description of the Notes contained in the Prospectus and Prospectus Supplement are incorporated herein by reference.

            Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

            The statements under the caption "Certain United States Federal Income Tax Consequences" in the Prospectus Supplement, insofar as they relate to the provisions of United States federal tax law therein described, and subject to the limitations set forth therein, are accurate in all material respects.






NYFS04...:\25\22625\0122\1324\OPN8278S.080

The Bear Stearns Companies Inc.
August 26, 1998
Page 2


            The opinion herein is limited to the federal income tax laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Prospectus Supplement and to the use of our name therein. We hereby further consent to the use of this opinion as an exhibit to filings with the securities commissioners of various states of the United States as required by the securities laws of such states.




                                          Very truly yours,

                                          /s/WEIL GOTSHAL & MANGES LLP